Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER AND

FISCAL YEAR 2017 OPERATING RESULTS AND SEPTEMBER SALES RESULTS

ISSAQUAH, Wash., October 5, 2017- Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the 17-week fourth quarter and the 53-week fiscal year ended September 3, 2017.

Net sales for the 17-week fourth quarter were $41.36 billion, an increase of 15.8 percent from $35.73 billion in the 16-week fourth quarter of fiscal 2016. Net sales for the 53-week fiscal year were $126.17 billion, an increase of 8.7 percent from $116.07 billion in the 52-week fiscal year of 2016.

The Company today also reported net sales of $12.40 billion for the month of September, the five weeks ended October 1, 2017, an increase of 12.1 percent from $11.06 billion during the similar period last year. (The five-week period this year included the last week of the 53-week fiscal year 2017 ended September 3, 2017).

Comparable sales for the 17-week fourth quarter, the 53-week fiscal year, and the 5-week September retail sales month were as follows:

	17 Weeks	53 Weeks	Sept. 5 Weeks
U.S.	6.5%	4.4%	9.0%
Canada	4.9%	4.7%	9.4%
Other International	5.6%	2.1%	8.2%

Total Company	6.1%	4.1%	8.9%

E-commerce	21%	13%	30%

Comparable sales for these periods excluding the impacts from changes in gasoline prices and foreign exchange were as follows:

	17 Weeks	53 Weeks	Sept. 5 Weeks
U.S.	5.8%	3.7%	7.1%
Canada	4.8%	3.8%	1.4%
Other International	6.0%	4.5%	7.2%

Total Company	5.7%	3.8%	6.2%

Net income for the 17-week fourth quarter was $919 million, or $2.08 per diluted share, compared to $779 million, or $1.77 per diluted share, in the 16-week fourth quarter last year.

Net income for the 53-week fiscal year was $2.68 billion, or $6.08 per diluted share, compared to $2.35 billion, or $5.33 per diluted share, in the 52-week prior year. Net income was positively impacted by an $82 million ($0.19 per diluted share) tax benefit in connection with the third-quarter special cash dividend and other net benefits of approximately $51 million ($0.07 per diluted share after tax) for nonrecurring net legal and other matters.

Press Release

Costco ended its 2017 fiscal year with 741 warehouses in operation, including 514 in the United States and Puerto Rico, 97 in Canada, 37 in Mexico, 28 in the United Kingdom, 26 in Japan, 13 in Korea, 13 in Taiwan, nine in Australia, two in Spain, one in France and one in Iceland. Costco also operates e-commerce web sites in the U.S., Canada, the United Kingdom, Mexico, Korea and Taiwan.

A conference call to discuss these fiscal 2017 fourth quarter and year-end operating results and September sales is scheduled for 2:00 p.m. (PT) today, October 5, 2017, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (including health care costs), energy and certain commodities, geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law.

CONTACTS: Costco Wholesale Corporation

Richard Galanti, 425/313-8203

Bob Nelson, 425/313-8255

David Sherwood, 425/313-8239

Press Release

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in millions, except per share data)

(unaudited)

	17 Weeks Ended	16 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	September 3, 2017	August 28, 2016	September 3, 2017	August 28, 2016
REVENUE
Net sales	$41,357	$35,728	$126,172	$116,073
Membership fees	943	832	2,853	2,646

Total revenue	42,300	36,560	129,025	118,719
OPERATING EXPENSES
Merchandise costs	36,697	31,649	111,882	102,901
Selling, general and administrative	4,123	3,696	12,950	12,068
Preopening expenses	30	24	82	78

Operating income	1,450	1,191	4,111	3,672
OTHER INCOME (EXPENSE)
Interest expense	(53)	(39)	(134)	(133)
Interest income and other, net	22	29	62	80

INCOME BEFORE INCOME TAXES	1,419	1,181	4,039	3,619
Provision for income taxes	487	396	1,325	1,243

Net income including noncontrolling interests	932	785	2,714	2,376
Net income attributable to noncontrolling interests	(13)	(6)	(35)	(26)

NET INCOME ATTRIBUTABLE TO COSTCO	$919	$779	$2,679	$2,350

NET INCOME PER COMMON SHARE ATTRIBUTABLE TO COSTCO:
Basic	$2.10	$1.78	$6.11	$5.36

Diluted	$2.08	$1.77	$6.08	$5.33

Shares used in calculation: (000’s)
Basic	437,987	437,809	438,437	438,585
Diluted	441,036	440,868	440,937	441,263

Cash dividends declared per common share	$0.50	$0.45	$8.90	$1.70

Press Release

COSTCO WHOLESALE CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in millions, except par value and share data)

(unaudited)

Subject to Reclassifications

	September 3, 2017	August 28, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,546	$3,379
Short-term investments	1,233	1,350
Receivables, net	1,432	1,252
Merchandise inventories	9,834	8,969
Other current assets	272	268

Total current assets	17,317	15,218

PROPERTY AND EQUIPMENT
Land	5,690	5,395
Buildings and improvements	15,127	13,994
Equipment and fixtures	6,681	6,077
Construction in progress	843	701

	28,341	26,167
Less accumulated depreciation and amortization	(10,180)	(9,124)

Net property and equipment	18,161	17,043

OTHER ASSETS	869	902

TOTAL ASSETS	$36,347	$33,163

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$9,608	$7,612
Current portion of long-term debt	86	1,100
Accrued salaries and benefits	2,703	2,629
Accrued member rewards	961	869
Deferred membership fees	1,498	1,362
Other current liabilities	2,639	2,003

Total current liabilities	17,495	15,575
LONG-TERM DEBT, excluding current portion	6,573	4,061
OTHER LIABILITIES	1,200	1,195

Total liabilities	25,268	20,831

COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	0	0
Common stock $.01 par value; 900,000,000 shares authorized; 437,204,000 and 437,524,000 shares issued and outstanding	4	2
Additional paid-in capital	5,800	5,490
Accumulated other comprehensive loss	(1,014)	(1,099)
Retained earnings	5,988	7,686

Total Costco stockholders’ equity	10,778	12,079
Noncontrolling interests	301	253

Total equity	11,079	12,332

TOTAL LIABILITIES AND EQUITY	$36,347	$33,163